Exhibit 99.1

American Eagle Outfitters
Announces a Special Cash Dividend of $1.50 Per Share and
Declares A Regular Quarterly Dividend of $0.11 Per Share

PITTSBURGH - September 12, 2012 -- American Eagle Outfitters, Inc. (NYSE: AEO) announced that its board of directors declared a special cash dividend of $1.50 per share and a regular quarterly dividend of $0.11 per share. This marks the company's 33rd consecutive quarterly dividend. The total cash dividend of $1.61 is payable on October 10, 2012, to stockholders of record at the close of business on September 26, 2012.

Robert Hanson, chief executive officer stated, "The special cash dividend is a component of our capital allocation plan, which balances continued investment in our business with top tier shareholder returns."

About American Eagle Outfitters, Inc.

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading global specialty retailer offering high-quality, on-trend clothing, accessories and personal care products at affordable prices under its American Eagle Outfitters and Aerie brands. The company operates more than 1,000 stores in North America, and ships to 77 countries worldwide through its websites. American Eagle Outfitters and Aerie merchandise also is available at approximately 40 international franchise stores in 13 countries. For more information, please visit www.ae.com.

CONTACT: American Eagle Outfitters Inc.
Kristen Zaccagnini 412-432-3300